Exhibit 10.7

Execution Copy

EQUIPMENT PURCHASE AGREEMENT

This PURCHASE AGREEMENT (“Agreement”) is entered into on the __19th __ day of ___March___, ____2021___ (“Effective Date”) by and among Minerva Semiconductor Corp., with a principal place of business at #3 559 Hurricane Drive, Calgary, Ab, T3Z 3S8 (“Seller”), and Terawulf Inc., with a principal place of business at 9 Federal Street, Easton, MD 21601 USA (“Buyer”).

WITNESSETH:

WHEREAS, Seller is the manufacturer and distributor of certain Crypto Mining Equipment (the “Miners” or the “Equipment”) and Buyer desires to purchase certain units of Equipment as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and other consideration described herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

1.          Purchase Price; Payment; Taxes; Passage of Risk of Loss and Title.

1.1        For the price of ____$3950_____ per Miner (Nov, Dec 2021 and Jan 2022 Batch), excluding tax, with total sum of _____30,000_____ miners. The aggregate purchase price of the Equipment under this Agreement is _________$118,500,000.00______ USD (the “Purchase Price”).

Buyer shall pay ___20___% of the Purchase Price as a deposit for a total amount of _____$23,700,000.00______ USD on or before the Close of business on the __22, March_____(date), ____2021____(year) (the “Deposit”).

Buyer shall pay __30__% balance of the Purchase Price 6 months before shipping date of each batch.

Buyer shall pay __30__% balance of the Purchase Price 3 months before shipping date of each batch.

Buyer shall pay the remaining __20__% balance of the Purchase 1 month before shipping date of each batch.

The detailed payment schedule specified in Schedule “B”.

Note, the purchase price does not include shipping which shall be determined at which time the goods are ready for shipment. The Buyer shall be responsible for the shipping costs which is additional to the purchase price. The terms of sale are DAP where transfer of custody occurs after delivery but prior to unloading of goods. The buyer shall be responsible for unloading of goods. The sale of miners is final with no returns outside of the repair and return warranty policy under section 2 below.

1.2        Buyer will purchase from Seller, and Seller will sell, transfer, convey, and deliver to Buyer, all of Seller’s right, title, and interest in and to each item of Equipment specified in Schedule “A” hereto, subject to the terms and conditions set forth below and in the Agreement.

1.3        Buyer will be solely responsible for all taxes, duties, or other fees or charges imposed by third parties or governmental authorities with respect to the sale or transfer of the Equipment (including any transfer, documentary, sales, use, stamp, registration, or other such taxes or fees), and Seller will add any of the same to the Purchase Price unless (if applicable and required by Seller) Buyer has provided Seller with a valid exemption certificate or direct pay permit.

1.4        Subject to Section 1.1, payment of the Purchase Price will be made by Buyer to Seller in immediately available United States dollars via wire transfer to the bank account specified by Seller in Schedule “C” hereto, or by Crypto Currency (which shall be converted from United States dollars to bitcoin at such rates of exchange as Seller deems appropriate in good faith and in a commercially reasonable manner) to the account specified by Seller in Schedule “C” hereto, provided that Seller shall not be liable for any lost Crypto Currency sent to the address set forth in Schedule “C”.

1.5        Upon Seller’s receipt of full payment of the Purchase Price, Seller will ship the Equipment to Buyer and will use its best efforts to cause the Equipment to be shipped in accordance with the timing set forth in Section 3.2. Risk of loss to the Equipment will be the responsibility of Seller until the delivery of such Equipment to Buyer at Buyer’s facility in accordance with Section 3.1; provided, however, that Buyer will be responsible for loss or damage to such Equipment that occurs after delivery of such Equipment to Buyer’s facility. Title to the Equipment shall pass from Seller to Buyer once the Equipment is received at Buyer’s facility.

2.          Warranties.

2.1        Seller represents and warrants that Seller has good and valid title to the Equipment and the Equipment is free and clear from any hypothec, security or other charge whatsoever.

2.2       For a period of twelve (12) months from the date that the Equipment is delivered to Buyer’s facility, Seller shall replace or repair any faulty or defective Equipment (or components thereof) free of charge (the “Warranty”).

2.3        Should any Equipment (or components thereof) be required to be shipped to Seller for repair during the term of the Warranty, Buyer shall be responsible for any applicable transportation and shipping charges; provided that Seller shall be responsible for any return transportation and shipping charges required to send replacement or repaired Equipment (or components thereof) to Buyer’s facility.

2.4        The Warranty shall be null and void for any Equipment damaged by excessive over clocking beyond the recommended hashrate or wattage for such Equipment or if unapproved custom firmware is installed by Buyer or a third party after the Equipment is delivered.

For certainty, any Equipment sent to Seller for replacement or repair following expiry of the Warranty shall be at the sole cost of Buyer, including any applicable transportation and shipping charges.

3.          Delivery.

3.1        The delivery destination of the Equipment to Buyer’s facility is the Northeast, United States.

3.2       Seller anticipates shipping the Equipment to Buyer’s facility from November 1, 2021 through January 31, 2022 as set forth on Schedule “B” (the “Shipping Period”), which shall be subject to receipt of the Purchase Price as set forth in Section 1.1 hereof, upon which the Equipment will be available for shipment.

3.3       The delivery date will depend on the method of shipment selected and paid for by Buyer. Seller will not be responsible for any delays to the delivery date.

3.4      Seller will coordinate shipping method with approval from Buyer. Fees for shipping, customs, tariffs or other shipping related costs will be the responsibility of Buyer and will be invoiced and required to be paid on or at least one week prior to the Shipping Date.

3.5        Equipment shall be shipped to a facility of Buyer’s choosing and identified in writing at the time the Deposit is paid.

3.6        If after the execution of the Agreement, Buyer fails to make full remittance of the Purchase Price according to the agreed date and terms of this agreement, Seller shall have the right to refuse the sale, shipment, and delivery of any unpaid Equipment pertaining to this Agreement. Any and all funds received by Seller from Buyer shall be applied per the terms and conditions of this Agreement.

4.          No Intellectual Property Rights Transferred; Embedded Software.

4.1        Buyer will not acquire any intellectual property rights of any person or entity, and no intellectual property rights are licensed to Buyer, either expressly or by implication, under this Agreement or as a result of the sale or transfer of the Equipment to Buyer under this Agreement.

4.2       Buyer acknowledges that certain software may be embedded in, and be required to operate, the Equipment. Although Seller will identify any such software to Buyer prior to Seller’s delivery of the applicable Equipment to Buyer under this Agreement, Buyer will be solely responsible for the cost of obtaining any license, agreement, or consent of a third party necessary for Buyer’s possession or use of such embedded software or the Equipment containing it (a “Third Party Consent”). If Seller is required to obtain Third Party Consent, as reasonably determined by the parties, in regard to Seller’s transfer to Buyer of such software or the Equipment: (a) Seller will not be required to transfer such software or the applicable Equipment prior to Seller’s receipt of such Third Party Consent; and (b) Seller will use its best efforts to obtain such Third Party Consent; provided, however, that, at Seller’s request, Buyer will fully cooperate with Seller to obtain such Third Party Consent, and Buyer will be solely responsible for the cost of any such Third Party Consent (including any new license, updated maintenance, or similar fees). In no event will Seller be required to incur any costs or fees in regard to any such Third Party Consent, or otherwise provide any financial accommodation or guarantee, or incur any liability, in regard to any such Third Party Consent.

5.           Compliance with Laws; Liens; Indemnification.

5.1        If Buyer comes onto Seller’s premises to perform any activity related to this Agreement, Buyer will examine the premises to determine whether they are safe for such work and will advise Seller promptly of any situation it deems to be unsafe. Buyer will comply with all applicable laws, rules, regulations, orders, conventions, ordinances, and standards in connection with Buyer’s removal, handling, transport, exportation, importation, licensing, approval, certification, disposition, and use of the Equipment and in the performance of its obligations under this Agreement, including those relating to environmental matters, wages, hours, conditions of employment, subcontractor selection, discrimination, occupational health/safety, and motor vehicle safety. In addition, Buyer will comply with all applicable export and re-export control laws and regulations, including the Export Administration Regulations (“EAR”) maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the U.S. Treasury Department’s Office of Foreign Assets Control, and the International Traffic in Arms Regulations (“ITAR”) maintained by the U.S. Department of State. Specifically, Buyer agrees that it shall not, directly or indirectly, sell, export, re-export, transfer, divert, or otherwise dispose of any goods, products, or technology received from Seller under this Agreement to any destination, entity, or person prohibited by the laws and regulations of the United States, without obtaining prior authorization from the competent government authorities as required by those laws and regulations. For the avoidance of doubt, this Section 5.1 will survive the termination or expiration of this Agreement.

5.2        Buyer will not suffer or permit to be enforced against Seller, or the Equipment (including any part thereof), any lien, including any mechanic’s, materialmen’s, contractor’s or subcontractor’s liens, or any claims for damages arising from activities under this Agreement by or on behalf of Buyer. Buyer will, at its cost, handle and be responsible for any lien asserted by or on behalf of, or resulting from the activities of, Buyer or any of its contractors, agents, or employees under this Agreement, including any liens related to transport of the Equipment. Upon request, Buyer will obtain and furnish to Seller waivers or releases of claims and liens by Buyer’s contractors, agents and employees. For the avoidance of doubt, this Section 5.2 will survive the termination or expiration of this Agreement.

5.3        To the full extent permitted by applicable law, Buyer will indemnify Seller, its affiliates, and the directors, officers and employees of each of the same (collectively, “Seller Indemnified Parties”), for all expenses (including attorney fees, settlements, and judgments) incurred by an Seller Indemnified Party in connection with: (a) Buyer’s breach of this Agreement; and (b) all claims (including lawsuits, administrative claims, regulatory actions, and other proceedings to recover for personal injury or death, property damage, or economic losses) that are related in any way to Buyer’s representations, performance, or obligations under this Agreement, including claims for any related violations of any applicable law, ordinance, or regulation or government authorization or order, regardless of whether such claim arises in tort, negligence, contract, warranty, strict liability or otherwise, except to the extent directly resulting from the gross negligence or willful misconduct of Seller. For the avoidance of doubt, this Section 5.3 will survive the termination or expiration of this Agreement.

5.4        To the full extent permitted by applicable law, Seller will indemnify Buyer, its affiliates, and the directors, officers and employees of each of the same (collectively, “Buyer Indemnified Parties”), for all expenses (including attorney fees, settlements, and judgments) incurred by an Buyer Indemnified Party in connection with: (a) Seller’s breach of this Agreement; and (b) all claims (including lawsuits, administrative claims, regulatory actions, and other proceedings to recover for personal injury or death, property damage, or economic losses) that are related in any way to Seller’s representations, performance, or obligations under this Agreement, including claims for any related violations of any applicable law, ordinance, or regulation or government authorization or order, regardless of whether such claim arises in tort, negligence, contract, warranty, strict liability or otherwise, except to the extent directly resulting from the gross negligence or willful misconduct of Buyer. For the avoidance of doubt, this Section 5.4 will survive the termination or expiration of this Agreement.

6.           Termination.

6.1        Buyer may, at its option upon notice to Seller, terminate the remaining balance after paying the Deposit however will forfeit the Miners subject to this Agreement.

7.          Miscellaneous.

7.1         No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, except that (i) the applicable third party Seller Indemnified Parties are intended third-party beneficiaries of the rights of Seller, and the obligations of Buyer, relating to such Seller Indemnified Parties (or their officers, directors, employees, agents, and representatives) and may fully enforce such rights and (ii) the applicable third party Buyer Indemnified Parties are intended third-party beneficiaries of the rights of Buyer, and the obligations of Seller, relating to such Buyer Indemnified Parties (or their officers, directors, employees, agents, and representatives) and may fully enforce such rights.

7.2        Entire Agreement; Assignment. This Agreement constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they relate in any way to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Neither party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party, except that Seller may do so, in whole or in part, any of its affiliates with notice to, but without the consent of, Buyer.

7.3        Counterparts; Headings. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

7.4         Notices. All notices, requests and other communications to either party hereunder shall be in writing (including e-mail transmission so long as a receipt of such transmission is requested and received) and shall be given by personal delivery or sending by overnight courier service, proof of delivery requested, or sent by e-mail, receipt of delivery requested, to the applicable address set forth below.

Designated party for notices to Seller: Name: Chong MA (Marcc) Email: marc@miner-va.com Ph: 1-430-498-5620 Address: #3 559 Hurricane Drive Calgary, AB T3Z 3S8

Designated party for notices to Buyer:

Name: Terawulf Inc.

Nazar Khan

Email: khan@terawulf.com

With a copy to:

General Counsel

Email: legal@terawulf.com

Ph: 1-410-770-9500

Address: 9 Federal Street

Easton, MD 21601

A party may hereafter specify different addresses, facsimile numbers, or e-mail addresses for the purposes of this Section 7.4 by notice to the other party. All such notices, requests, demands, waivers and other communications shall be deemed to have been given on the date of personal receipt or proven delivery (which with respect to email shall be when electronic receipt is received or confirmed by e-mail).

7.5        Dispute Resolution; Governing Law; Limitation.

(a)          In the event of a dispute between the parties relating to this Agreement, the party raising the matter in dispute will notify the other parties in writing describing in sufficient detail the nature of the dispute. All parties will then appoint one or more representatives to resolve the dispute. These representatives will promptly meet and negotiate in good faith to reach a fair and equitable settlement. At the end of 60 days, if no settlement has been reached, the parties may end discussions and declare an impasse. If an impasse is declared, the parties will participate in non-binding mediation by a third-party mediator in good faith. The parties will promptly agree on the mediator and the cost of the mediator will be shared equally by the parties. The mediator will have until 90 days after the date of appointment to help resolve the dispute. The parties may (but are not required to) agree to participate in binding arbitration following the declaration of an impasse or the conclusion of mediation. Such agreement must be in writing and will specify the rules, procedures, and location to be utilized in the arbitration.

(b)          If the dispute has not been resolved within 60 days after the end of the mediation period specified in Section 7.5(a), litigation may be initiated, unless the parties agree to arbitration under Section 7.5(a). In any such litigation, all parties: (i) irrevocably submit to the exclusive jurisdiction of the Province of Alberta, Canada, as to any claim or proceeding over which it may have jurisdiction; and (ii) agree not seek or accept any award of punitive, exemplary or multiple damages.

(c)          This Agreement will be governed by the laws of the Province of Alberta, Canada without regard to any conflict of laws provisions that might otherwise apply. The United Nations Convention on Contracts for the International Sale of Goods is expressly excluded. The foregoing provisions of this Section 7.5 notwithstanding, any party seeking to enforce its right to non-monetary injunctive relief or to specifically enforce the terms and provisions of this Agreement as set forth in this Agreement shall not be required to follow the procedures set forth in Section 7.5(a) and (b) above, inclusive. Neither party shall in any event be liable for any consequential, incidental, indirect, special or punitive damages, including lost profits or diminution in value.

7.6        Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the parties, or in the case of a waiver, by the party against whom the waiver is to be effective. Waiver of any one provision of this Agreement (i) shall not be deemed to and shall not constitute a waiver of any other provision hereof (whether or not similar) and (ii) shall not constitute a continuing waiver unless otherwise expressly provided in the written waiver. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

7.7        Construction; Severability; Certain Definitions. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference in this Agreement to any federal, provincial, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. As used in this Agreement, the word “including” shall mean including without limitation and the word “affiliates” shall mean the applicable party’s subsidiaries and affiliates. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

7.8        Confidentiality. Buyer will use the standard of care that it would use in protecting the security, integrity, and confidentiality of Buyer’s own confidential information, but no less than reasonable care, to protect the security, integrity, and confidentiality of Seller Confidential Information. For the purposes of this Section 7.8, “Seller Confidential Information” means any information, whether written, oral or otherwise, relating to any portion of Seller’s business that Buyer (including any of its agents, contractors, or representatives) may acquire under or in the course of its performance of this Agreement, including its presence in Seller’s office, plant, warehouse or facilities (as applicable), including any information relating to Seller or any of its affiliates, suppliers, customers, employees, personnel, or contractors. Buyer’s obligations under this Section 7.8 will not, however, apply to: (a) information that: (i) is or becomes publicly available through no breach of any agreement between Buyer and Seller or any of its affiliates; (ii) is approved by Seller for release in writing; (iii) is lawfully obtained by Buyer from a third party without a duty of confidentiality; (iv) was already known to Buyer prior to its disclosure to Buyer; or (v) is required to be disclosed by a valid court order or applicable law or regulation (provided that Buyer has notified Seller in writing of the court order or legal or regulatory requirement and fully cooperated with Seller in seeking, at Seller’s sole discretion and Seller’s sole cost and expense, confidential treatment for the disclosures); (b) the Equipment transferred to Buyer under this Agreement; or (c) any business contact information of Seller or its employees, personnel, or contractors (provided that Buyer may only use such business contact information for business contact purposes related to the Equipment).

7.9         Excusable Delay. No party shall be liable for a failure perform under this Agreement that arises from causes or events beyond its reasonable control that are not attributable to its fault or negligence, including labor disputes. The party claiming the excusable delay shall give notice to the other party in writing as soon as possible after the occurrence and termination of the condition.

7.10      Advertising. Buyer shall not make any reference to Seller or any of its affiliates, or use Seller’s or any of its affiliate’s trademarks or logos, in any advertising or publicity materials without Seller’s prior written consent.

7.12      No Purchase Commitment for Goods/Services from Buyer. This Agreement does not create any obligation of any person or entity to purchase any goods or services from Buyer.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

BUYER:		SELLER:

Signed:	/s/ Nazar Khan	Signed:	/s/ Chong MA

Printed Name: Nazar Khan		Printed Name: Chong MA (Marcc)

Title: COO		Title: CEO

Company: Terawulf Inc.		Company: Minerva Semiconductor Corp.

Date: 2021-03-19		Date: 2021-03-15